Filed Pursuant to Rule 424(b)(3)
             Registration Nos. 333-108645, 333-111135 and 333-113796



                              PROSPECTUS SUPPLEMENT
                                    Number 2
                                       to
                         Prospectus dated April 9, 2004
                                       of
                           HEMISPHERX BIOPHARMA, INC.



         On July 13, 2004, the holders of the following securities exercised the securities: (a) warrants that we issued in October 2003 to purchase an aggregate of 410,134 shares of our Common Stock at an exercise price of $2.32 per share (referred to in the prospectus as the "October 2008 Warrants"), (b) warrant that we issued in July 2003 to purchase an aggregate of 507,102 shares of our Common Stock at an exercise price of $2.46 per share (referred to in the prospectus as the "July 2008 Warrants") and (c) additional investment rights that we issued in January 2004 to purchase an aggregate of $2,000,000 in principal amount of 6% senior secured convertible debentures due January 31, 2006 (referred to in the prospectus as the "Additional Investment Rights"). We received gross proceeds of $4,198,980 from the exercise of these securities. We issued to the exercising holders warrants (the "June 2009 Warrants") to purchase an aggregate of 1,300,000 shares of common stock commencing on January 13, 2005 through June 30, 2009 at an initial exercise price of $3.75 per share. The general terms of the June 2009 Warrants are similar to the terms of warrants issued on May 14, 2004 (referred to in Supplement No. 1 to the prospectus as the "May 2009 Warrants"). We have agreed to register the shares issuable upon exercise of the June 2009 Warrants in accordance with terms substantially similar to those in the Registration Rights Agreement dated January 26, 2004.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



             The date of this Prospectus Supplement is July 15, 2004